Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

JMP Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-142956) on Form S-8 of JMP Group Inc. of our report dated August 29, 2008, with respect to the consolidated balance sheets of Cratos Capital Partners, LLC as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the year ended December 31, 2007 and period from May 12, 2006 (commencement of operations) to December 31, 2006, which report appears in the Form 8-K/A of JMP Group Inc. dated June 18, 2009.

/s/ KPMG LLP

Atlanta, Georgia

June 18, 2009